Exhibit 99.1

THE LGL GROUP REPORTS FIRST QUARTER 2020 RESULTS

ORLANDO, FL, May 15, 2020 – The LGL Group, Inc. (NYSE American: LGL) (the “Company” or “LGL”), announced its financial results for the three months ended March 31, 2020.

•	Revenues of $8.6 million, up 29.9% compared to Q1 2019 revenues of $6.6 million
•	Operating income of $660,000 in Q1 2020 versus $434,000 for the prior year period.
•	Diluted net income of $0.04 per share, compared to $0.12 per share for the prior year quarter
•	Order backlog improved 5.9% to $22.6 million at March 31, 2020 from $21.3 million at March 31, 2019
•	Adjusted EBITDA for Q1, 2020 was $714,000, compared to $566,000 for Q1 2019.

Regarding the COVID-19 impacts, Bill Drafts, MTronPTI’s CEO said, “The Company has taken measures to protect the health and safety of our employees, work with our customers and suppliers to minimize potential disruptions, and support our community in addressing the challenges posed by this global pandemic. The COVID-19 pandemic is expected to have a negative impact on our operating results, but the level of materiality remains uncertain.”

Ivan Arteaga, President and Chief Executive Officer said, “Our Noida, India facility has been impacted by the Indian government’s nationwide lockdown, ceasing production effective on March 23, 2020 with production activities resuming on May 6, 2020 with reduced staffing. Production from Noida has impacted our revenues moderately, and we are pursuing U.S. based alternatives.”

RETURN OF PPP LOAN – On May 14, 2020, the Company elected to return the previously disclosed $1,907,500 in aggregate principal amount originally borrowed on April 15, 2020 by its subsidiaries from the Paycheck Protection Program (the “PPP”) of the Coronavirus Aid, Relief and Economic Security Act of 2020 (the “CARES Act”). Management and the Board of Directors determined that while it seems clear from our core analysis that we qualified to apply for PPP loans and that our need for the capital is very real, given the continuing changes to the guidance that determines the implementation of the rules, returning the funds is the most prudent path.

FIRST QUARTER RESULTS – In 2020, LGL’s first quarter revenues increased $2.0 million, or 29.9%, to $8.6 million compared to $6.6 million for the corresponding quarter in 2019. Adjusted EBITDA was $0.7 million in the first quarter of 2020 versus $0.6 million in the first quarter of 2019.

EARNINGS PER SHARE – Diluted earnings per share from ongoing operations, during the first quarter were $0.04 per share in 2019 as compared to $0.12 per share in the first quarter of 2019. The investment loss in Q1, 2020 was ($293,000), a change of $439,000 from the investment gain of $146,000 posted in Q1, 2019, and caused an impact of approximately ($0.09) per diluted share versus the prior year quarter. Weighted average shares outstanding at March 31, 2020 were 5.1 million versus 4.98 million at December 31, 2019.

BALANCE SHEET – LGL’s balance sheet continued to improve in 2020. The balance sheet at Q1, 2020 reflects a net cash position, including marketable securities and with no financial debt of $21.9 million at March 31, 2020 compared to $18.1 million at December 31, 2019. On May 12, 2020 M-tron Industries, Inc. (“MtronPTI”), and Piezo Technology, Inc. (“PTF”), both operating subsidiaries of the Company, entered into a revolving line of credit (“Line of Credit”) for up to $3,500,000, secured by certain tangible and intangible property of those subsidiaries. The Line of Credit carries an interest rate of the LIBOR 30-day rate plus 2.50%, with a floor of 0.50% and matures on May12, 2022.

OPERATING STATISTICS – As of March 31, 2020, the Company’s backlog increased 5.9% to $22.6 million as compared to $21.3 million in the first quarter of 2019. Book-to-bill was 1.081:1 during Q1, 2020, indicating that the Company continues to benefit from strong performance from its sales teams.

Our summary operating statistics are as follows:

	Quarter ended
	March 31,		Change
(Amounts in millions, except book:bill)	2020	2019	$	%
Bookings (Sales)	$9,317	$10,427	$(1,110)	(10.6%)
Shipments (Revenues)	$8,618	$6,632	$1,986	29.9%
Book:Bill	1.081	1.572	(0.491)	(31.2%)

About The LGL Group, Inc.

The LGL Group, Inc., through its two principal subsidiaries MtronPTI and PTF, designs, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits, and designs high performance frequency and time reference standards that form the basis for timing and synchronization in various applications.

Headquartered in Orlando, Florida, the Company has additional design and manufacturing facilities in Yankton, South Dakota, Wakefield, Massachusetts and Noida, India, with local sales offices in Hong Kong and Austin, Texas.

For more information on the Company and its products and services, contact James Tivy at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com and www.mtronpti.com.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations, and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

James Tivy

The LGL Group, Inc.

jtivy@lglgroup.com

(407) 298-2000

THE LGL GROUP, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollars in Thousands, Except Share and Per Share Amounts)

	For The Three Months Ended March 31,
	2020	2019
REVENUES	$8,618	$6,632
Costs and expenses:
Manufacturing cost of sales	5,662	4,215
Engineering, selling and administrative	2,296	1,983
OPERATING INCOME	660	434
Total other (expense) income, net	(423)	154
INCOME BEFORE INCOME TAXES	237	588
Income tax provision	54	6
NET INCOME	$183	$582

Weighted average number of shares used in basic EPS calculation	5,052,184	4,838,568
BASIC NET INCOME PER COMMON SHARE	$0.04	$0.12
Weighted average number of shares used in diluted EPS calculation	5,097,879	4,959,636
DILUTED NET INCOME PER COMMON SHARE	$0.04	$0.12

THE LGL GROUP, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(Dollars in Thousands)

	March 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$16,631	$12,453
Marketable securities	5,306	5,631
Accounts receivable, net	4,819	4,445
Inventories, net	5,986	6,016
Prepaid expenses and other current assets	341	365
Total Current Assets	33,083	28,910
Property, plant, and equipment, net	2,771	2,831
Equity investment in unconsolidated subsidiary	3,295	3,334
Deferred income taxes, net	3,248	3,307
Intangible assets, net	383	402
Right-of-use lease asset	318	331
Other assets	-	102
Total Assets	$43,098	$39,217
LIABILITIES AND STOCKHOLDERS' EQUITY
Total Current Liabilities	4,700	4,324
Total Stockholders' Equity	38,398	34,893
Total Liabilities and Stockholders' Equity	$43,098	$39,217

Reconciliations of GAAP to Non-GAAP Measures

To supplement our consolidated financial statements presented on a GAAP (generally accepted accounting principles) basis, the Company uses certain non-GAAP measures, including Adjusted EBITDA, which we define as net income adjusted to exclude depreciation and amortization expense, interest income (expense), provision (benefit) for income taxes, stock-based compensation expense, investment income and other items we believe are discrete events which have a significant impact on comparable GAAP measures and could distort an evaluation of our normal operating performance. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and trends and our marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States.

Reconciliation of GAAP Net Income Before Income Taxes to Non-GAAP Adjusted EBITDA:

-	For The Three Months Ended March 31,
	2020	2019
(000's, except share and per share amounts)
Net income before income taxes	$237	$588
Interest income	—	(1)
Depreciation and amortization	135	119
Non-cash stock compensation	10	6
Investment loss (income)	293	(146)
Loss on equity investment in unconsolidated subsidiary	39	—
Adjusted EBITDA	$714	$566

Basic per share information:
Weighted average shares outstanding	5,052,184	4,838,568
Adjusted EBITDA per share	$0.14	$0.12

Diluted per share information:
Weighted average shares outstanding	5,097,879	4,959,636
Adjusted EBITDA per share	$0.14	$0.11